UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

June 6, 2005

Date of report (Date of earliest event reported)

ADVO, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11720	06-0885252
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

One Targeting Centre, Windsor, Connecticut 06095

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:        (860) 285-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Company’s Board of Directors elected Jeffrey E. Epstein as Executive Vice President and Chief Financial Officer, effective June 6, 2005.

In consideration for his “at will” employment, the Company, will pay Mr. Epstein an annual base salary of $500,000. Mr. Epstein will be eligible for a target annual bonus in an amount equal to 75% of his base salary, determined in a manner consistent with the Company’s bonus program applicable to senior executives. Mr. Epstein will also receive a $600 per month auto allowance and a one-time hiring bonus in the amount of $150,000. This hiring bonus must be repaid to the Company by Mr. Epstein on a pro-rated basis if he voluntarily resigns within one year of his start date, June 6, 2005.

In addition, Mr. Epstein will receive, on July 5, 2005, an initial grant of equity incentives consisting of (i) an option to purchase 60,000 shares of the Company’s common stock, which option vests in four equal annual installments beginning on July 5, 2006, and (ii) a restricted stock grant of 30,000 shares of the Company’s common stock, which grant vests in three equal annual installments beginning on July 5, 2006.

The Company and Mr. Epstein entered into a Severance Agreement (the “Severance Agreement”) that provides for, among other things, the payment of an amount of severance equal to two times his base salary, as in effect immediately prior to his termination, payable in equal installments for 24 months following his termination. Severance is payable to Mr. Epstein only if he is terminated by the Company for any reason other than “Cause” or if he resigns for “Good Reason.” Payment of severance is conditioned on certain post-termination obligations, including but not limited to, Mr. Epstein’s continued adherence to the non-competition, non-solicitation and non-disclosure covenants contained in the Severance Agreement. In addition to the amount of severance, any portion of the equity incentives granted to Mr. Epstein on July 5, 2005 not yet vested, would immediately vest and become fully exercisable.

In addition to the Severance Agreement, Mr. Epstein entered into the Company’s standard Change in Control Executive Severance Agreement (the “Change in Control Agreement”). The provisions of the Change in Control Agreement are similar to those applicable to other ADVO senior executives, a form of which has previously been filed with the Company’s periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended. In addition to the benefits provided in the Change in Control Agreement, the Severance Agreement provides that upon a Change in Control, any portion of the equity incentives granted to Mr. Epstein on July 5, 2005 not yet vested, would immediately vest and become fully exercisable.

The press release of the Company dated June 6, 2005 announcing Mr. Epstein’s appointment and the Severance Agreement are filed as exhibits to this Current Report on Form 8-K.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(c) Appointment of Principal Officer.

Effective June 6, 2005, the Company’s Board of Directors elected Jeffrey E. Epstein as Executive Vice President and Chief Financial Officer. As such, Mr. Epstein becomes the Company’s Principal Financial Officer.

Mr. Epstein, age 48, currently serves on the board of directors of Priceline.com and on the advisory board of Zingy Inc. Since January 2005, he has served as Chairman of the Board of Revonet, Inc., a New Canaan, Connecticut based database company, and since June 2004 was employed by Revonet as Acting President and Chief Executive Officer. Previously, Mr. Epstein was Senior Vice President and Chief Financial Officer of VNU Inc.’s Media Measurement and Information Group from March 2002 to December 2003. Prior to that, from March 1998 to February 2002, Mr. Epstein held senior management positions with DoubleClick, Inc., including Chief Financial Officer and Executive Vice President, Corporate Development and Corporate Sales.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Exhibit No.	Description
10.1	Severance Agreement between ADVO, Inc. and Jeffrey E. Epstein dated June 6, 2005.

99.1	Press release of ADVO, Inc. dated June 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVO, Inc.

Date: June 6, 2005	By:	/S/ JOHN D. SPERIDAKOS
John D. Speridakos Vice President & Controller

EXHIBIT INDEX

Exhibit No.	Description
10.1	Severance Agreement between ADVO, Inc. and Jeffrey E. Epstein dated June 6, 2005.

99.1	Press release of ADVO, Inc. dated June 6, 2005.